                                                                    EXHIBIT 99.1

CONTACTS:             Corporate Communications                Investor Relations
                      404/715-2554                            404/715-6679





                     DELTA APPOINTS INDEPENDENT ACCOUNTANTS

ATLANTA, March 7, 2002 -- Delta Air Lines (NYSE:DAL) today announced that its Board of Directors has appointed Deloitte & Touche as the company's independent accountants for 2002. The action, based on a thorough evaluation process, is subject to ratification by Delta stockholders at the company's 2002 annual meeting to be held on April 26 in Washington, D.C.

         "We look forward to working with Deloitte & Touche in the firm's new role as our independent accountants," said Leo F. Mullin, Delta chairman and chief executive officer.

         Prior to the selection of Deloitte & Touche, Arthur Andersen had served as the company's independent accountants. "We value greatly the professional services provided by Arthur Andersen over the years and appreciate the excellent work provided by their Delta team," said Mullin.

Delta Air Lines, the world's second largest carrier in terms of passengers carried and the leading U.S. airline across the Atlantic, offers more than 5,536 flights each day to 413 destinations in 73 countries on Delta, Delta Express, Delta Shuttle, Delta Connection carriers and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.